Exhibit 21
SUBSIDIARIES OF REGISTRANT

State/Country of
Name	Incorporation
1. Cerner Belgium, Inc.	Delaware

2. Cerner BeyondNow, Inc.	Kansas

3. Cerner Campus Redevelopment Corporation	Missouri

4. Cerner Canada Limited	Delaware

5. Cerner Corporation PTY Limited	New South Wales (Australia)

6. Cerner Deutschland GmbH	Germany

7. Cerner DHT, Inc.	Delaware

8. Cerner France SAS	France

9. Cerner Galt, Inc.	Delaware

10. Cerner Healthcare Solutions Private Limited	India

11. Cerner Health Connections, Inc.	Delaware

12. Cerner Iberia, S.L.	Spain

13. Cerner Innovation, Inc.	Delaware

14. Cerner International, Inc.	Delaware

15. Cerner Investment Corp.	Nevada

16. Cerner Limited	United Kingdom

17. Cerner Ireland Limited	Ireland

18. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

19. Cerner Middle East, Ltd.	Cayman Islands

20. Cerner Multum, Inc.	Delaware

21. Cerner Physician Practice, Inc.	Delaware

22. Cerner Project IMPACT, Inc.	Delaware

23. Cerner Properties, Inc.	Delaware

24. Cerner Singapore Limited	Delaware

25. Cerner (Malaysia) SDN BHD	Malaysia

26. The Health Exchange, Inc.	Missouri

27. Rockcreek Aviation, Inc.	Delaware